                                                                    EXHIBIT 12.1

PARKER DRILLING COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)


                                                                    Four Months                                        Three Months
                                          Year Ended August 31,         Ended           Year ended December 31,           Ended
                                        -------------------------   December 31,    --------------------------------     March 31,
                                            1997          1998          1998          1999        2000        2001         2002
                                        -----------   -----------   ------------    --------    --------    --------   ------------
 Income (loss) before income taxes      $    23,556   $    44,527   $    (16,268)   $(40,577)   $(18,658)   $ 23,647   $     (8,518)

 Interest expense                            31,411        47,017         16,765      53,841      54,805      50,917         11,935

 Amortization of debt expense, discount
   and premium                                1,440         2,372            662       2,087       2,231       2,098            525

 Amortization of capitalized interest            13            43             37         177         399         495            147

 Interest portion of rentals (a)                 --            --             --          --          --         777            262

                                        -----------   -----------   ------------    --------    --------    --------   ------------

 Earnings                               $    56,420   $    93,959   $      1,196    $ 15,528    $ 38,777    $ 77,934   $      4,351
                                        ===========   ===========   ============    ========    ========    ========   ============

 Interest expense                            31,411        47,017         16,765      53,841      54,805      50,917         11,935

 Amortization of debt expense, discount
   and premium                                1,440         2,372            662       2,087       2,231       2,098            525

 Capitalized interest                           207         3,526          1,734       3,042         596       1,642             --

 Interest portion of rentals (a)                 --            --             --          --          --         777            262

                                        -----------   -----------   ------------    --------    --------    --------   ------------

 Fixed charges                          $    33,058   $    52,915   $     19,161    $ 58,970    $ 57,632    $ 55,434   $     12,722
                                        ===========   ===========   ============    ========    ========    ========   ============

 Ratio of earnings to fixed
   charges                                     1.71          1.78           0.06        0.26        0.67        1.41           0.34
                                        ===========   ===========   ============    ========    ========    ========   ============

(a) - Interest portion of rentals is a reasonable approximation of the interest factor